Exhibit 10.6

Summary of Non-Employee Directors’ Compensation
Effective as of May 26, 2005

Upon the recommendation of the Governance and Nominating Committee of the Board of Directors of Brown Shoe Company, Inc., on March 3, 2005, the Board of Directors approved the payment of the following compensation to each director who is not an employee of the Company (a “Non-Employee Director”) in respect of his/her service on the Board, effective May 26, 2005:

•	an annual retainer fee of $30,000;

•	an additional $7,500 annual retainer for the chair of the Compensation, Executive and Governance and Nominating Committees of the Board of Directors;

•	an additional $12,500 annual retainer for the chair of the Audit Committee of the Board of Directors;

•	a fee of $1,500 for each Board meeting attended;

•	a fee of $1,000 for each committee meeting attended; and

•	reimbursement of customary expenses for attending Board, committee and shareholder meetings.

In addition, each Non-Employee Director will be granted 1,200 restricted stock units. The Company also pays the premiums for directors’ liability insurance and travel accident insurance for each director.